Phillips 66 Reports Fourth-Quarter Earnings of $3.2 Billion (Adjusted Earnings of $548 Million)

Exhibit 99.1

Phillips 66 Reports Fourth-Quarter Earnings of $3.2 Billion
or $6.25 Per Share
Adjusted earnings of $548 million or $1.07 per share

Highlights

Fourth Quarter

•	Generated $1.9 billion in cash from operations

•	Returned $816 million to shareholders through dividends and share repurchases

•	Achieved 100 percent capacity utilization in Refining

•	Reached mechanical completion at CPChem's Cedar Bayou world-scale ethane cracker

•	Completed $2.4 billion dropdown to Phillips 66 Partners

•	Announced $2.3 billion 2018 capital budget

Full-Year 2017

•	Achieved record-low recordable injury rate

•	Delivered $5.1 billion of earnings and $2.3 billion of adjusted earnings

•	Generated $3.6 billion of operating cash flow

•	Returned $3.0 billion to shareholders through dividends and share repurchases

•	Increased quarterly dividend 11 percent to $0.70 per common share

•	Achieved 95 percent capacity utilization in Refining during heavy turnaround year

•	Started up the Bakken Pipeline and commissioned additional storage at the Beaumont Terminal

•	Reached commercial operations at CPChem's Old Ocean polyethylene units

HOUSTON, Feb. 2, 2018 - Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces fourth-quarter 2017 earnings of $3.2 billion, compared with $823 million in the third quarter of 2017. Excluding special items, primarily a $2.7 billion benefit from U.S. tax reform, adjusted earnings were $548 million, compared with third-quarter adjusted earnings of $858 million.

“We ended 2017 with a strong quarter, running at record levels and delivering solid financial results,” said Greg Garland, chairman and CEO of Phillips 66. “In our Midstream business, we achieved significant growth at Phillips 66 Partners through our recent dropdown. In Refining, we ran at 100 percent capacity utilization and continued to operate safely and reliably. In Chemicals, CPChem has recovered from Hurricane Harvey at its Cedar Bayou facility and is commissioning its new world-scale ethane cracker.”

“Our strategy for long-term value creation remains unchanged. This includes capturing growth opportunities in our Midstream and Chemicals businesses and enhancing returns in Refining and Marketing. Also fundamental to our strategy are shareholder distributions consisting of a competitive, secure and growing dividend complemented with share repurchases.”

Phillips 66 Reports Fourth-Quarter Earnings of $3.2 Billion (Adjusted Earnings of $548 Million)

Midstream

	Millions of Dollars
	Net Income		Adjusted Net Income
	Q4 2017	Q3 2017	Q4 2017	Q3 2017
Transportation	$105	119	108	98
NGL and Other	20	(3)	20	—
DCP Midstream	14	1	14	1
Midstream	$139	117	142	99

Midstream's fourth-quarter net income was $139 million, compared with $117 million in the third quarter of 2017. Midstream net income in the fourth quarter included hurricane-related costs of $3 million. Third-quarter results included a favorable legal settlement of $23 million, partially offset by hurricane-related costs of $3 million and pension settlement expense of $2 million.

Transportation adjusted net income for the fourth quarter of 2017 was $108 million, an increase of $10 million from the third quarter. The increase reflects higher terminal and pipeline throughput volumes.

NGL and Other adjusted net income was $20 million in the fourth quarter compared with break-even results in the third quarter. The increase primarily reflects the acquisition of Merey Sweeny, L.P. by Phillips 66 Partners (PSXP) during the quarter.

The company’s equity investment in DCP Midstream generated adjusted net income of $14 million in the fourth quarter, compared with $1 million in the prior quarter. This increase was primarily due to the absence of third-quarter asset impairments, as well as higher NGL prices and improved volumes.

Chemicals

	Millions of Dollars
	Net Income		Adjusted Net Income
	Q4 2017	Q3 2017	Q4 2017	Q3 2017
Olefins and Polyolefins (O&P)	$1	105	95	137
Specialties, Aromatics and Styrenics (SA&S)	34	22	34	22
Other	(8)	(6)	(8)	(6)
Chemicals	$27	121	121	153

The Chemicals segment reflects Phillips 66's equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals' fourth-quarter net income was $27 million, compared with $121 million in the third quarter of 2017. Chemicals net income in the fourth quarter of 2017 included hurricane-related costs of $75 million and an asset impairment of $19 million, compared with $32 million of hurricane-related costs in the third quarter.

CPChem's O&P business contributed $95 million of adjusted net income to the Chemicals segment in the fourth quarter of 2017. The $42 million decrease from the prior quarter was due primarily to lower sales volumes and higher depreciation, maintenance and operating costs, partially offset by improved polyethylene margins. Global O&P utilization was 79 percent for the quarter, reflecting hurricane-related downtime at the Cedar Bayou facility and an unplanned outage impacting a Q-Chem II facility.

Phillips 66 Reports Fourth-Quarter Earnings of $3.2 Billion (Adjusted Earnings of $548 Million)

CPChem's SA&S business contributed $34 million of adjusted net income in the fourth quarter of 2017, an increase of $12 million from the prior quarter. The improvement was primarily related to higher margins and lower operating costs.

Refining

	Millions of Dollars
	Net Income		Adjusted Net Income
	Q4 2017	Q3 2017	Q4 2017	Q3 2017
Refining	$371	550	358	548

Refining's fourth-quarter net income was $371 million, compared with $550 million in the third quarter of 2017. Refining results in the fourth quarter included favorable U.K. tax credits of $23 million, partially offset by hurricane-related costs of $7 million and pension settlement expense of $3 million. Third-quarter net income included favorable tax and other settlements of $18 million, mostly offset by pension settlement expense of $8 million and hurricane-related costs of $8 million.

Refining's adjusted net income was $358 million in the fourth quarter of 2017, compared with $548 million in the third quarter. The decrease was primarily due to a 35 percent decline in gasoline market crack spreads and higher turnaround costs, partially offset by improved clean product differentials and increased volumes. Realized margins for the quarter were $8.98 per barrel, compared with $10.49 per barrel in the third quarter. Phillips 66’s worldwide crude utilization rate was 100 percent. Pre-tax turnaround costs for the fourth quarter were $99 million, compared with third-quarter costs of $43 million. Clean product yield was 87 percent in the fourth quarter, compared with 85 percent in the third quarter.

Marketing and Specialties

	Millions of Dollars
	Net Income		Adjusted Net Income
	Q4 2017	Q3 2017	Q4 2017	Q3 2017
Marketing and Other	$86	160	87	163
Specialties	37	48	37	48
Marketing and Specialties	$123	208	124	211

Marketing and Specialties (M&S) fourth-quarter net income was $123 million, compared with $208 million in the third quarter of 2017. M&S fourth-quarter net income included pension settlement expense of $1 million. Third-quarter results included a charge of $2 million for pension settlement expense and hurricane-related costs of $1 million.

Adjusted net income for Marketing and Other was $87 million in the fourth quarter of 2017, a decrease of $76 million from the prior quarter. The decrease was largely due to reduced margins as well as seasonally lower demand for branded volumes. Refined product exports in the fourth quarter were 236,000 barrels per day (BPD).

Phillips 66’s Specialties businesses generated adjusted net income of $37 million during the fourth quarter. The $11 million decrease from the prior quarter was mainly due to lower base oil and finished lubricant margins.

Phillips 66 Reports Fourth-Quarter Earnings of $3.2 Billion (Adjusted Earnings of $548 Million)

Corporate and Other

	Millions of Dollars
	Net Income		Adjusted Net Income
	Q4 2017	Q3 2017	Q4 2017	Q3 2017
Corporate and Other	$2,595	(147)	(140)	(127)

Corporate and Other’s fourth-quarter net income was $2.6 billion, compared with net costs of $147 million in the third quarter of 2017. Corporate and Other fourth-quarter net income included a $2.7 billion benefit from U.S. tax reform, primarily associated with the revaluation of the company's net deferred tax liabilities. Third-quarter results included $20 million in charges for legal and pension settlement expenses.

The $13 million increase in adjusted net costs in the fourth quarter was primarily due to tax adjustments in the third quarter.

Financial Position, Liquidity and Return of Capital

During the fourth quarter, Phillips 66 generated $1.9 billion in cash from operations. Excluding working capital impacts, operating cash flow was $1.0 billion. In addition, PSXP raised $1.0 billion through equity issuances to partially fund the acquisition of assets from Phillips 66.

Phillips 66 funded $537 million of capital expenditures and investments, $463 million in share repurchases and $353 million in dividends during the quarter. The company ended the quarter with 502 million shares outstanding.

As of Dec. 31, 2017, cash and cash equivalents were $3.1 billion, and consolidated debt was $10.1 billion, including $2.9 billion at PSXP. The company's consolidated debt-to-capital ratio and net-debt-to-capital ratio were 27 percent and 20 percent, respectively. Excluding PSXP, the debt-to-capital ratio was 22 percent and net-debt-to-capital ratio was 14 percent.

Strategic Update

Phillips 66 continues to execute its plan to selectively grow higher-valued businesses. Capital spending for 2017 was $1.8 billion, including $352 million at PSXP. Capital expenditures funded growth projects in Midstream, return-enhancing investments in Refining, and sustaining capital to maintain asset integrity and ensure safe, reliable and environmentally responsible operations. Phillips 66's proportionate share of capital spending by joint ventures CPChem, DCP Midstream and WRB Refining in 2017 was $1.2 billion.

In Midstream, the company completed expansion of the Beaumont Terminal’s export facilities from 400,000 BPD to 600,000 BPD in the fourth quarter. An additional 3.5 million barrels of crude storage is expected to be in service by the end of 2018, bringing the terminal's total crude and products storage capacity to 14.6 million barrels.

In December 2017, Phillips 66 and Enbridge Inc. announced an open season for the Gray Oak Pipeline project to transport crude oil from the Permian Basin to markets along the Texas Gulf Coast. Depending on shipper interest, the pipeline is expected to have initial throughput capacity of 385,000 BPD and be placed in service during the second half of 2019.

Phillips 66 Reports Fourth-Quarter Earnings of $3.2 Billion (Adjusted Earnings of $548 Million)

The Bayou Bridge Pipeline, in which PSXP holds a 40 percent interest, currently operates from the Phillips 66 Beaumont Terminal to Lake Charles, Louisiana. The segment from Lake Charles to St. James, Louisiana, has received all permits and construction is underway. Commercial operations on the St. James segment are expected to begin in the second half of 2018.

PSXP is proceeding with the construction of a new 25,000 BPD isomerization unit at the Lake Charles Refinery. The unit will increase production of higher octane gasoline blend components, with completion anticipated by the end of 2019.

DCP Midstream’s expansion of the Sand Hills NGL Pipeline capacity from 280,000 BPD to 365,000 BPD is expected to be complete in the first quarter of 2018. In addition, further expansion of the line to 450,000 BPD is expected in the second half of 2018. Sand Hills is owned two-thirds by DCP and one-third by Phillips 66 Partners. DCP continues construction of two additional gas processing plants in the high-growth DJ basin. The Mewbourn 3 plant is anticipated to be complete in the third quarter of 2018, and the O’Connor 2 plant is scheduled for completion in mid-2019.

DCP Midstream announced a final investment decision to proceed with joint development of the Gulf Coast Express Pipeline project, which will provide an outlet for natural gas production in the Permian Basin to markets along the Texas Gulf Coast. DCP holds a 25 percent equity interest in the project, which is expected to be complete in the fourth quarter of 2019.

In Chemicals, CPChem is nearing completion of its U.S. Gulf Coast Petrochemicals Project with the commissioning of its new world-scale ethane cracker at Cedar Bayou. The startup of the cracker is expected in the first quarter, with ramp up to full production in the second quarter. The Project will increase CPChem’s global ethylene and polyethylene capacity by approximately one-third.

In Refining, the company continues to focus on high-return, quick-payout projects. Refining has multiple yield enhancing projects that are expected to deliver 25,000 BPD of additional clean products by the end of 2018. This includes the diesel recovery project at the Ponca City Refinery, which was completed in the fourth quarter. In addition, the company is modernizing fluid catalytic cracking (FCC) units at both the Bayway and Wood River refineries with anticipated completion during the second quarter of 2018. Refining also has projects to reduce feedstock costs, such as at the Lake Charles Refinery where efforts are underway to increase advantaged North American crude processing capability.

In December 2017, Phillips 66 announced a 2018 capital budget of $2.3 billion, which includes $595 million at PSXP. Phillips 66's proportionate share of capital spending by joint ventures CPChem, DCP Midstream and WRB Refining is expected to be $946 million.

Phillips 66 Reports Fourth-Quarter Earnings of $3.2 Billion (Adjusted Earnings of $548 Million)

Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EST to discuss the company’s fourth-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on "Events & Presentations." For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2017			2016
	Q4	Q3	Year	Q4	Year
Midstream	$139	117	464	35	280
Chemicals	27	121	525	136	583
Refining	371	550	1,404	(38)	374
Marketing and Specialties	123	208	686	190	891
Corporate and Other	2,595	(147)	2,169	(129)	(484)
Net Income	3,255	849	5,248	194	1,644
Less: Noncontrolling interests	57	26	142	31	89
Phillips 66	$3,198	823	5,106	163	1,555

Adjusted Earnings
	Millions of Dollars
	2017			2016
	Q4	Q3	Year	Q4	Year
Midstream	$142	99	454	69	289
Chemicals	121	153	671	124	660
Refining	358	548	1,137	(95)	277
Marketing and Specialties	124	211	694	140	841
Corporate and Other	(140)	(127)	(545)	(124)	(480)
Net Income	605	884	2,411	114	1,587
Less: Noncontrolling interests	57	26	142	31	89
Phillips 66	$548	858	2,269	83	1,498

Phillips 66 Reports Fourth-Quarter Earnings of $3.2 Billion (Adjusted Earnings of $548 Million)

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company's master limited partnership, is an integral asset in the portfolio. Headquartered in Houston, the company has 14,600 employees committed to safety and operating excellence. Phillips 66 had $54 billion of assets as of Dec. 31, 2017. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Jeff Dietert (investors)	Rosy Zuklic (investors)	Dennis Nuss (media)
832-765-2297	832-765-2297	832-765-1850
jeff.dietert@p66.com	rosy.zuklic@p66.com	dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms adjusted earnings, adjusted earnings per share, and adjusted net income. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods and with peer companies, by excluding items that don't reflect the core operating results of our businesses in the current period. This release includes realized refining margin, a non-GAAP financial measure that demonstrates how well we performed relative to benchmark industry margins. This release also includes a debt-to-capital ratio excluding PSXP.  This non-GAAP measure is provided to differentiate the capital structure of Phillips 66 compared with that of Phillips 66 Partners.

References in the release to earnings refer to net income attributable to Phillips 66. References to adjusted earnings refer to earnings excluding special items, as detailed in the tables to this release. References to net income are inclusive of noncontrolling interests.

Phillips 66 Reports Fourth-Quarter Earnings of $3.2 Billion (Adjusted Earnings of $548 Million)

	Millions of Dollars
	Except as Indicated
	2017			2016
	Q4	Q3	Year	Q4	Year
Reconciliation of Earnings to Adjusted Earnings

Consolidated Earnings	$3,198	823	5,106	163	1,555
Pre-tax adjustments:
Pending claims and settlements	—	(36)	(60)	—	(117)
Pension settlement expense	7	21	83	—	—
Equity affiliate ownership restructuring	—	—	—	33	33
Impairments by equity affiliates	31	—	64	—	95
Certain tax impacts	(23)	—	(23)	(32)	(32)
Recognition of deferred logistics commitments	—	—	—	—	30
Gain on consolidation of business	—	—	(423)	—	—
Railcar lease residual value deficiencies and related costs	—	—	—	40	40
Hurricane-related costs	140	70	210	—	—
Tax impact of adjustments*	(70)	(20)	47	(27)	4
U.S. tax reform	(2,735)	—	(2,735)	—	—
Other tax impacts	—	—	—	(94)	(110)
Adjusted earnings	$548	858	2,269	83	1,498

Earnings per share of common stock (dollars)	$6.25	1.60	9.85	0.31	2.92
Adjusted earnings per share of common stock (dollars)†	$1.07	1.66	4.38	0.16	2.82

Reconciliation of Net Income to Adjusted Net Income by Segment
Midstream Net Income	$139	117	464	35	280
Pre-tax adjustments:
Pending claims and settlements	—	(37)	(37)	—	(45)
Equity affiliate ownership restructuring	—	—	—	33	33
Impairments by equity affiliates	—	—	—	—	6
Pension settlement expense	1	3	12	—	—
Hurricane-related costs	6	4	10	—	—
Tax impact of adjustments*	(4)	12	5	(12)	2
Other tax impacts	—	—	—	13	13
Adjusted net income	$142	99	454	69	289

Chemicals Net Income	$27	121	525	136	583
Pre-tax adjustments:
Impairments by equity affiliates	31	—	64	—	89
Hurricane-related costs	122	53	175	—	—
Tax impact of adjustments*	(59)	(21)	(93)	—	—
Other tax impacts	—	—	—	(12)	(12)
Adjusted net income	$121	153	671	124	660

Refining Net Income	$371	550	1,404	(38)	374
Pre-tax adjustments:
Pending claims and settlements	—	(30)	(51)	—	(70)
Gain on consolidation of business	—	—	(423)	—	—
Recognition of deferred logistics commitments	—	—	—	—	30
Certain tax impacts	(23)	—	(23)	(32)	(32)
Railcar lease residual value deficiencies and related costs	—	—	—	40	40
Pension settlement expense	5	13	53	—	—
Hurricane-related costs	12	12	24	—	—
Tax impact of adjustments*	(7)	3	153	(15)	1
Other tax impacts	—	—	—	(50)	(66)
Adjusted net income	$358	548	1,137	(95)	277

Phillips 66 Reports Fourth-Quarter Earnings of $3.2 Billion (Adjusted Earnings of $548 Million)

	Millions of Dollars
	Except as Indicated
	2017			2016
	Q4	Q3	Year	Q4	Year
Reconciliation of Net Income to Adjusted Net Income by Segment
Marketing and Specialties Net Income	$123	208	686	190	891
Pre-tax adjustments:
Pension settlement expense	1	3	11	—	—
Hurricane-related costs	—	1	1	—	—
Tax impact of adjustments*	—	(1)	(4)	—	—
Other tax impacts	—	—	—	(50)	(50)
Adjusted net income	$124	211	694	140	841

Corporate and Other Net Income (Loss)	$2,595	(147)	2,169	(129)	(484)
Pre-tax adjustments:
Pending claims and settlements	—	31	28	—	(2)
Pension settlement expense	—	2	7	—	—
Tax impact of adjustments*	—	(13)	(14)	—	1
U.S. tax reform	(2,735)	—	(2,735)	—	—
Other tax impacts	—	—	—	5	5
Adjusted net income (loss)	$(140)	(127)	(545)	(124)	(480)
*We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 38 percent. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

†Weighted-average diluted shares outstanding and income allocated to participating securities, if applicable, in the adjusted earnings per share calculation are the same as those used in the GAAP diluted earnings per share calculation.

Phillips 66 Reports Fourth-Quarter Earnings of $3.2 Billion (Adjusted Earnings of $548 Million)

	Millions of Dollars
	Except as Indicated
	2017
	Q4	Q3
Realized Refining Margins
Net income	$371	550
Plus:
Income tax expense	145	313
Taxes other than income taxes	69	47
Depreciation, amortization and impairments	213	205
Selling, general and administrative expenses	54	50
Operating expenses	875	818
Equity in earnings of affiliates	(162)	(144)
Other segment (income) expense, net	(2)	8
Proportional share of refining gross margins contributed by equity affiliates	339	305
Special items:
Certain tax impacts	(23)	—
Realized refining margins	$1,879	2,152

Total processed inputs (thousands of barrels)	187,489	183,010
Adjusted total processed inputs (thousands of barrels)*	209,297	205,218

Net income (dollars per barrel)**	$1.98	3.01
Realized refining margins (dollars per barrel)***	8.98	10.49
* Adjusted total processed inputs include our proportional share of processed inputs of equity affiliates.
** Net income divided by total processed inputs.
*** Realized refining margins per barrel, as presented, are calculated using the underlying realized refining margin amounts, in dollars, divided by adjusted total processed inputs, in barrels. As such, recalculated per barrel amounts using the rounded margins and barrels presented may differ from the presented per barrel amounts due to rounding.

	Millions of Dollars
	December 31, 2017
Debt-to-Capital Ratio
	Phillips 66 Consolidated	PSXP*	Phillips 66 Excluding PSXP
Total Debt	$10,110	2,945	7,165
Total Equity	27,428	2,314	25,114
Debt-to-Capital Ratio	27%		22%

Total Cash	$3,119	185	2,934
Net-Debt-to-Capital Ratio	20%		14%
*PSXP's third-party debt and Phillips 66's noncontrolling interests attributable to PSXP.